                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-51487

                    PROSPECTUS SUPPLEMENT DATED MAY 15, 1998
                                       to
                          Prospectus Dated May 6, 1998

                                   800 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


          This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 800 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

                   The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling Shareholders:



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
                                                                                Number of
                                                                                 Shares
                                      Number of Shares       Percent of      Registered for
                                        Beneficially         Outstanding          Sale
Name of Selling Shareholder                 Owned              Shares           Hereby(1)
Jesuit College Preparatory School            500                  *                500
Montserrat Jesuit Retreat House              300                  *                300

* less than one percent
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(1) This Registration Statement shall also cover any additional shares of Common
Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.